SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive  Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                  EDITEK, Inc.
                (Name of Registrant as Specified In Its Charter)


                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
       1) Title of each class of securities to which transaction applies:
       2) Aggregate number of securities to which transaction applies:
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11;1
       4) Proposed maximum aggregate value of transaction:
          1 Set forth the amount on which the filing fee is calculated and state how it was determined.
[ X ]  Fee Paid Previously with preliminary materials.
[   ]  Check box if any part of the fee is offset as  provided  by  Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)       Amount Previously Paid:
         2)       Form, Schedule or Registration Statement No:
         3)       Filing Party:
         4)       Date Filed:

                                  EDITEK, INC.
                                1238 Anthony Road
                        Burlington, North Carolina 27215

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held on May 8, 1997


         NOTICE IS HEREBY GIVEN that the Annual Meeting of the stockholders ("Annual Meeting") of EDITEK, INC., a Delaware corporation (the "Company"), will be held at the Sheraton Minneapolis Metrodome, located at 1330 Industrial Blvd., Minneapolis, Minnesota on Thursday, May 8, 1997 at 10:00 a.m. (CST) for the following purposes:

     1. To elect six directors to serve on the Board of Directors of the Company (the "Board of Directors") for the ensuing year; and

     2. To consider and act upon a proposal to ratify and approve an amendment to Article FIRST of the Company's Certificate of Incorporation to change the name of the Company from EDITEK, Inc. to MEDTOX Scientific, Inc.; and

     3. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

         In accordance with the provisions of the Bylaws of the Company, the Board of Directors has fixed the close of business on March 19, 1997 as the record date for the determination of the holders of the shares of Common Stock entitled to notice of, and to vote at, the Annual Meeting.

         Your attention is directed to the accompanying Proxy Statement.

         Stockholders are requested to date, sign and mail the enclosed Proxy as promptly as possible, whether or not they expect to attend the meeting in person.

                       By Order of the Board of Directors,



                       Harry G. McCoy
                       Chairman of the Board and President


Burlington, North Carolina
March 31, 1997

                                  EDITEK, INC.
                                1238 Anthony Road
                        Burlington, North Carolina 27215


                                 PROXY STATEMENT


                         ANNUAL MEETING OF STOCKHOLDERS
                                   May 8, 1997


                                     PROXIES

         The enclosed proxy (the "Proxy") is solicited by and on behalf of the Board of Directors of EDITEK, INC., a Delaware corporation (the "Company"), for use at the Company's 1996 annual meeting of stockholders (the "Annual Meeting") and at any and all adjournments thereof. Any stockholder has the power to revoke his or her Proxy at any time before it is voted. A Proxy may be revoked (1) by delivery of written notice of revocation to the Secretary of the Company at its principal office, 1238 Anthony Road, Burlington, North Carolina 27215, (2) by the execution of a subsequent Proxy and presentment of such subsequent Proxy at the Annual Meeting or (3) by attendance at the Annual Meeting and voting in person. This solicitation is being made by use of the mails and the cost thereof will be borne by the Company. Shares represented by valid Proxies will be voted in accordance with the instructions indicated thereon. Unless otherwise directed, votes will be cast FOR the election of the directors named, and FOR Proposal 2 concerning the Amendment to the Company's Certificate of Incorporation changing the name of the corporation.


     The costs of solicitation of proxies will be borne by the Company. In addition to use of mails, proxies may be solicited personally, or by telephone by one or more of the regular personnel of the Company without additional compensation. The Company expects to pay an independent proxy solicitor approximately $15,000 as compensation for the solicitation of proxies. In addition, the Company may reimburse brokers and other custodians, nominees and fiduciaries for their expenses for sending proxy material to beneficial owners, in accordance with Securities and Exchange Commission regulations.


         The Company anticipates mailing proxy materials and the annual report for its fiscal year ended December 31, 1996 (the "Annual Report") to stockholders of record as of March 19, 1997 (the "Stockholders") on or about April 4, 1997.

                            OUTSTANDING VOTING STOCK

         Only holders of record of the Company's Common Stock, par value $.15 per share (the "Common Stock"), at the close of business on March 19, 1997, are entitled to vote on matters to be presented at the Annual Meeting. Each share of Common Stock is entitled to one vote with respect to all such matters. The number of shares of Common Stock outstanding and entitled to vote at the close of business on March 19, 1997 was 48,692,775.

                          VOTE AND QUORUM REQUIREMENTS

         The presence in person or by Proxy of Stockholders of a majority of the outstanding shares of Common Stock is required for there to exist the quorum needed to transact business at the Annual Meeting. If, initially, a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

         A plurality of the votes cast is required to elect the Directors. The affirmative vote of a majority of the outstanding shares of common stock is required for approval of the proposed amendment to the Certificate of
Incorporation of the Company. In the election of Directors, any action that other than a vote for a nominee will have the practical effect of voting against the nominee. Abstentions and "broker non-votes" (as defined below) are counted for purposes of determining whether a quorum is present, but do not represent votes cast with respect to any proposal. "Broker non-votes" are shares held by a broker or nominee for which an executed proxy is received by the Company, but are not voted as to one or more proposals because instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power.

         An independent party will receive and tabulate all proxies and ballots, and such independent party and certain other team members of the Company will act as voting inspectors at the Annual Meeting.

                        COMMON STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information available to the Company as of March 15, 1997 regarding the beneficial ownership of the Common Stock by (i) each person known by the Company to beneficially own more than Five Percent (5%) of the outstanding Common Stock, (ii) each of the Directors and nominees for Director of the Company, (iii) the Chief Executive Officer and all executive officers whose compensation was $100,000 or greater during 1996, and (iv) all executive officers, Directors and nominees for Directors of the Company as a group:



                                                                       Number of Shares            Percent of Common
    Name                                                             Beneficially Owned            Stock Outstanding

    Morgan Capital, L.L.C.                                                3,308,727                         6.8%
    Executive Officers and Directors:
    Harry G. McCoy, Pharm. D.
      Chairman and President                                              1,792,364 (1)                     3.7%
    Richard J. Braun
      Chief Executive Officer and Director                                      -0-                            *
    Samuel C. Powell, Ph.D., Director                                       489,979 (2)                     1.0%
    David Bistricer, Director (3)                                               -0-                            *
    Alex Bistricer, Director (4)                                                -0-                            *
    Louis Perlman, Director                                                 910,000                         1.9%
    James W. Hansen, Director                                                10,000                            *
    Miles E. Efron, Director                                                    -0-                            *
    Peter J. Heath
      Vice President-Finance, CFO and
      Secretary                                                             166,109 (5)                        *
    Michael A. Terretti
      Vice President                                                        262,206 (6)                        *
    James D. Skinner (7)                                                        -0-                            *
    Carole A. Golden (8)                                                        -0-                            *
    All Directors and Executive Officers
    As A Group (10 in number)                                             3,630,658 (9)                     7.4%


*        Less than one percent (1%)

(1) Includes 1,274,069 shares issued in connection with the acquisition of MEDTOX with contractually provided price protection.

(2) Includes 18,334 shares of Common Stock issuable under stock options and 32,679 shares of Common Stock issuable under Common Stock Purchase Warrants which are or will become exercisable within the next 60 days.

(3)      Mr. Bistricer is an officer and principal member of Morgan Capital
         L.L.C. which owns  3,308,727   shares of  Common  Stock.  See  "Certain
         Relationships and Related Transactions." Mr. Bistricer is not standing for reelection to the Board of Directors.

(4) Mr. Bistricer is an officer and principal member of Morgan Capital L.L.C. which owns 3,308,727 shares of Common Stock. See "Certain Relationships and Related Transactions." Mr. Bistricer is not standing for reelection to the Board of Directors.

(5) Includes 149,918 shares of Common Stock issuable under options which are or which will become exercisable within the next 60 days.

(6) Includes 132,280 shares of Common Stock issuable under options which are or will become exercisable within the next 60 days.

(7)      Mr. Skinner resigned as President and Chief Executive Officer on July
         3, 1996.

(8) Dr. Golden resigned as Vice President of Research and Development on November 2, 1996.

(9) Includes 300,532 shares issuable under stock options and 32,679 shares of Common Stock issuable under Common Stock Purchase Warrants which are or will become exercisable within the next 60 days.


                              ELECTION OF DIRECTORS

         The Certificate of Incorporation provides that the Board of Directors shall consist of not less than three nor more than twelve individuals, with the exact number to be fixed from time to time by the majority vote of the Board of Directors. The Board of Directors has fixed the number of Directors at six individuals.

         The Board of  Directors  intends  to  present  for action at the Annual
Meeting the election of Harry G. McCoy, Pharm.D., Samuel C. Powell, Ph.D., Richard J. Braun, Louis Perlman, James W. Hansen, and Miles E. Efron to serve for the ensuing year and until their respective successors are duly elected and qualified. Two of the Company's current Directors, Messrs. Alex Bistricer and David Bistricer, have not been nominated by the Board of Directors for election as Directors at the Annual Meeting. On January 31, 1997, the Company filed suit against Messrs. Alex and David Bistricer and Morgan Capital LLC, an entity in which they are principals, alleging violation of Section 16b of the Securities Exchange Act of 1934 and seeking recovery of more than $500,000 in short swing profits. Unless otherwise instructed, the enclosed Proxy will be voted FOR the election of the nominees listed below, except that the persons designated as proxies reserve full discretion to cast their votes for another person recommended by the Board of Directors in the unanticipated event that any nominee is unable or declines to serve.

         Directors will be elected by the plurality vote of the holders of Common Stock entitled to vote at the Annual Meeting and present in person or by Proxy.

         The following table sets forth the name, age and the position with the Company of the nominees for Directors:

                                    Director
Name of Nominee            Age      Since          Position with the Company

Harry G. McCoy             45       1996           Chairman of the Board of Directors,
                                                   President and Director
Samuel C. Powell, Ph.D.    44       1986           Director
Richard J. Braun           52       1996           Chief Executive Officer and Director
Louis Perlman              63       1996           Director
James W. Hansen            41       1996           Director
Miles E. Efron             70       1997           Director

     Harry G. McCoy, Pharm.D., was elected Chairman of the Board of Directors and President in July 1996 and has served as a Director since January 1996. Dr. McCoy founded MEDTOX in 1984, and served as both Clinical Director and member of the MEDTOX Board of Directors until its acquisition by the Company in January 1996. Dr. McCoy continued as President of MEDTOX following its acquisition by the Company. Dr. McCoy also has academic appointments with the University of Minnesota and the University of North Dakota, and is Chairman and CEO of the Nova Jazz Corporation, a Minnesota non-profit company.

         Samuel C. Powell, Ph.D., served as Chairman of the Board of Directors from November 1987 to June 1994 and has served as a Director of the Company since September 1986. Dr. Powell served as Chairman of the Board and Chief Executive Officer of Granite Technological Enterprises, from January 1984 until its acquisition by the Company in June 1986. Since 1987, he has been President of Powell Enterprises, Burlington, North Carolina, offering financial and management services to a variety of businesses and real estate ventures. Additionally, Dr. Powell has been involved in local politics since 1985 as Councilman for the City of Burlington, N.C. Dr. Powell has also been appointed to serve on the North Carolina Board of Science and Technology from 1989 to 1995, and as a Board Member and Chairman of the N.C. State Alcoholism Research Authority.

         Richard J. Braun was named as a Director and elected as Chief Executive Officer in July, 1996. From 1994 until joining the Company, Mr. Braun acted as a private investor and provided management consulting services to the health care and technology industries. From 1992 until 1994, Mr. Braun served as Chief Operating Officer and as a Director of EBP, Inc., a NYSE company engaged in managed care. From 1989 through 1991, Mr. Braun served as Executive Vice President, Chief Operating Officer and Director of Reich and Tang L.P., a NYSE investment advisory and broker dealer firm. Mr. Braun currently is a Director of North Star Universal, a public company with investments in health care, and computer connectivity, and networking as well as Chairman and a Director of RSI Systems, Inc., a public company with proprietary technology in video conferencing.

     Louis Perlman was named as a Director in July, 1996. Since 1987, Mr. Perlman has served as a director of Alliance National, Inc., an executive office suite company. Mr. Perlman is also the President of Amsterdam Industries, a company which markets women's apparel, a position he has held since 1973. Since 1980, Mr. Perlman has been Executive Vice President and Director of House of Ronnie, a manufacturer of women's and children's apparel.

         James W. Hansen was named as a Director in September, 1996. Mr. Hansen has, since November 1996, been Acting President, CEO and Treasurer of Videolabs, Inc., a NASDAQ traded, technology company. From 1986 to 1992, Mr. Hansen was Senior Vice President and General Manager of the Pension Division of Washington

Square Capital, a Reliastar company which is a NYSE traded financial services company. Since 1992, Mr. Hansen has served as an Investor, Director, President or Vice President of several private companies in medical services and technology. He serves as a Director of Kinnard Investments, Inc., a publicly traded company and has taught in the MBA program at the University of St. Thomas since 1984.

     Miles E. Efron was named as a Director in January, 1997. From 1988 to 1993, Mr. Efron served as Chief Executive Officer of North Star Universal, a holding company with interests in health care, food products and computer connectivity and networking. Since 1993, Mr. Efron has served as Chairman of North Star Universal. Mr. Efron currently serves on the Board of Directors of several companies, none of which are related to the Company.

     Other Executive Officers

     Peter J. Heath was appointed Vice President - Finance and Chief Financial Officer on April 29, 1991. Mr. Heath was appointed Secretary and Chief Accounting Officer effective October 31, 1990. Mr. Heath has held the position of Controller of the Company since July 1986. Mr. Heath was employed as Controller and Office Manager of Granite from January 1984 until its acquisition by the Company in June 1986.


     Michael A.  Terretti was  appointed  Vice  President in October  1995.  Mr.
Terretti also served as Vice President and General Manager of the Company's Princeton Diagnostic Laboratories, Inc. subsidiary from the time he joined the Company in March, 1994 until the Company's acquisition of MEDTOX in January 1996. From April 1990 until October 1993, Mr. Terretti was Vice President, Sales and Marketing of Genetic Design, Inc., a genetic testing laboratory company. From October 1993 until joining the Company in March 1994, Mr. Terretti served as a consultant to the Company.


Compliance With Section 16(a) Of The Securities Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten- percent beneficial owners are required by Commission regulations to furnish the Company with copies of all reports they file under Section 16(a).

         To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 1996.

         During the fiscal year ended December 31, 1996, the Board of Directors held eleven meetings (including regularly scheduled, telephonic and special meetings). During that time, all members of the Board attended at least Seventy-Five Percent (75%) of the meetings held subsequent to their appointment.

         The Company has a stock option committee (the "Stock Option Committee") which, by the terms of the Company's Stock Option Plans, is to consist of not less than two members of the Board of Directors appointed by the Board of Directors. During 1996, the Stock Option Committee was comprised of Samuel C. Powell, Gene E. Lewis and Robert J. Beckman. Mr. Lewis and Mr. Beckman resigned as directors of the Company on July 3, 1996. For the period from July 3, 1996 until February 7, 1997, the Stock Option Committee consisted of Dr. Powell, Louis Perlman, Alex Bistricer, David Bistricer and James Hansen (the "Outside Directors"). Effective February 7, 1997, the Stock Option Committee consists of the members of the Compensation Committee. The Stock Option Committee determines the terms of options granted, including, but not limited to, the exercise price, the number of shares subject to the option and the terms and conditions of the option. During the fiscal year ended December 31, 1996, the Stock Option
Committee met one time and all members of the committee attended at least Seventy-Five Percent (75%) of the meetings held subsequent to their appointment.

     The Company has an Audit Committee which during 1996 was comprised of Samuel C. Powell, Gene E. Lewis and Robert J. Beckman. Mr. Lewis and Mr. Beckman resigned as directors of the Company on July 3, 1996. The Audit Committee's purpose is to meet with the firm's independent public auditors to discuss relevant auditing questions. During the fiscal year ended December 31, 1996, the Audit Committee held one meeting. The Audit Committee is currently comprised of James W. Hansen, Miles E. Efron, and Louis Perlman.

     The Company has a Compensation Committee which, through July 3, 1996, was comprised of Samuel C. Powell, Gene E. Lewis and Robert J. Beckman. Mr. Lewis and Mr. Beckman resigned as Directors of the Company on July 3, 1996. For the balance of 1996, the Compensation Committee consisted of the Outside Directors. The Compensation Committee's purpose is to determine the compensation of the Executive Officers of the Corporation. During the fiscal year ended December 31, 1996, the Compensation Committee held one meeting. The Compensation Committee is currently comprised of James W. Hansen, Miles E. Efron, and Samuel C. Powell.

         The Company does not have a Nominating Committee.

         The Board of Directors recommends that Stockholders vote FOR the election of the nominees to the Board of Directors.

                             EXECUTIVE COMPENSATION

         The following table and the narrative text discuss the compensation paid during 1996 and the two prior fiscal years to the Company's President and Chief Executive Officer and to the other executive officers whose annual salary and bonuses exceeded $100,000 during 1996.


                                           Summary Compensation Table
                                                                         Long Term Compensation
                                            --------------------------------------------------
                                     Annual Compensation                   Awards             Payouts

                                                        Other
  Name and Principal                                    Annual      Restricted   Options/   LTIP     All Other
       Position           Year     Salary     Bonus     Compen-       Stock       SAR's    Payouts   Compen-
                                                        sation (1)   Awards(2)    (#)        (2)     sation

Harry G. McCoy          1996      $166,648      --          --         --         --        --          --
Chairman of the Board   1995         --         --          --         --         --        --          --
and President (3)       1994         --         --          --         --         --        --          --

James D. Skinner (5)    1996      $125,424   $50,000        --         --      100,000      --      $174,191(6)
                        1995      $183,136      --          --         --       25,000      --      $  4,785
                        1994      $176,153   $20,000        --         --       68,326      --      $  4,285

Richard J. Braun        1996      $ 72,696      --          --         --         --        --          --
Chief Executive         1995         --         --          --         --         --        --          --
Officer(4)              1994         --         --          --         --         --        --          --

Carole A. Golden  (7)   1996      $127,857      --          --         --         0         --       $23,333
                        1995      $131,940      --          --         --       15,000      --          --
                        1994      $124,034      --          --         --       36,666      --          --

Peter J. Heath          1996      $113,677   $30,000        --         --       75,000      --        $1,400
Vice President of       1995      $101,541      --          --         --       17,660      --          --
Finance                 1994      $ 91,610      --          --         --       28,332      --          --
and Chief Financial
Officer

Michael A. Terretti     1996      $144,354   $25,000        --         --       50,000      --        $4,200
Vice President of       1995      $132,952      --          --         --        3,910      --          --
Sales and Marketing     1994      $ 90,321      --          --         --       80,000      --          --

(1) Other Annual Compensation for executive officers is not reported as it is less than the required reporting threshold of the Securities and Exchange Commission.

(2)      Not applicable.  No compensation of this type received.

(3) Dr. McCoy was appointed Chairman of the Board and President on July 3, 1996.

(4)      Mr. Braun was appointed Chief Executive Officer on July 25, 1996.

(5)      Mr. Skinner resigned as Director, President and C.E.O. on July 3, 1996.

(6) Includes $5,325 of premiums paid for by the Company for a life insurance policy on Mr. Skinner for the benefit of his named beneficiary. Mr. Skinner resigned as President and Chief Executive Officer on July 3, 1996. In connection with his resignation and settlement of his employment contract, Mr. Skinner is to receive $320,000 from the Company. $100,000 was paid to Mr. Skinner effective with his resignation. The remaining $220,000 will be paid in equal monthly installments through December, 1997.

(7) Dr. Golden resigned as Vice President of Research and Development on November 2, 1996. As part of Dr. Golden's resignation agreement she is to receive $81,667 payable over seven months. During 1996 Dr. Golden received $23,333 pursuant to the resignation agreement.

Stock Options Granted During Fiscal Year

         The following table sets forth information about the stock options granted to the named executive officers of the Company during 1996.


                                    Option Grants In Last Fiscal Year
                                                                                Potential Realized
                                                                                Value at Assumed
                                                                                Annual Rates of
                                                                                Stock Price
                                                                                Appreciation for
                       Individual Grants                                        Option Term

                           % of Total
                           Options
               Number      Granted to
                 of        Employees        Exercise
               Options     in Fiscal        Price             Expiration       5%($)           10%($)
Name           Granted(3)  Year(1)          ($/Sh)            Date             (2)             (2)

James D.
Skinner (4)    100,000       44%            $2.81             10/03/96        14,049            29,099

Peter J.
Heath           75,000       33%            $2.81             01/24/06       132,538           335,880

Michael A.
Terretti        50,000       23%            $2.81             01/24/06        88,359           223,919


(1) Options to acquire an aggregate of 225,000 shares of Common Stock of the Company were granted to all employees during 1996. 13,300 options to acquire Common Stock were granted to a non-employee director of the Company during 1996. No stock appreciation rights were granted to the named executive officers during 1996.

(2) The potential realizable value of the options reported above was calculated by assuming 5% and 10% annual rates of appreciation of the Common Stock of the Company from the date of grant of the options until the expiration of the options. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock of the Company. The Company chose not to report the present value of the options, which is an alternative under Securities and Exchange Commission rules, because the Company does not believe any formula will determine with reasonable accuracy a present value based on unknown or volatile factors. The actual value realized from the options could be substantially higher or lower than the values reported above, depending upon the future appreciation or depreciation of the Common Stock during the option period and the timing of exercise of the options.

(3) Options were granted on January 24, 1996. The options granted to Mr.Skinner, Mr. Heath, and Mr. Terretti, became vested and exercisable any time after January 24, 1996.

(4) Mr. Skinner resigned as Director, C.E.O. and President on July 3, 1996. The options granted to Mr. Skinner were canceled effective September 30, 1996.

Stock Options Exercised During Fiscal Year and Year-End Values of
Unexercised Options

         The following table sets forth information about the stock options held by the named executive officers of the Company at December 31, 1996.


                  Number of
                  Shares                             Number of Unexercised              Value of Unexercised In-the
                  Acquired          Value            Options at FY-End                  Money Options at FY-End
Name              on Exercise       Realized (1)     Exercisable/Unexercisable          Exercisable/Unexercisable (2)
                  -----------       ------------     ---------------------------        -----------------------------

James D. Skinner(3)    46,640       $34,543                   0/0                                $0/$0
Carole A. Golden(4)    27,467       $18,044                64,310/0                              $0/$0
Peter J. Heath            -            -                145,856/14,130                           $0/$0
Michael A. Terretti       -            -                 124,966/8,944                           $0/$0


(1) Upon exercise of the option an option holder does not receive the amount reported under the column Value Realized. The amounts reported above under the column Value Realized merely reflect the amount by which the value of the Common Stock of the Company on the date the option was exercised exceeded the exercise price of the option. The option holder does not realize any cash until the shares of Common Stock issued upon exercise of the options are sold.

(2) The closing price of the Common Stock of the Company at December 31, 1996 was $.63 per share.


(3)  Mr. Skinner resigned as Director, C.E.O. and President on July 3, 1996.


(4) Dr. Golden resigned as Vice President Research & Development on November 2, 1996.

Long-Term Incentive Plans and Pension Plans

         The Company does not contribute to any Long-Term Incentive Plan or Pension Plan for its executive officers as those terms are defined in the rules of the Securities and Exchange Commission. The Company relies on its stock option plans to provide long-term incentives for executive officers. The Company has three stock option plans, a 1983 Stock Option Plan for employees which expired on June 23, 1993, the Equity Compensation Plan which was adopted by the shareholders of the annual meeting in 1993 to replace the 1983 Incentive Stock Option Plan, and a 1991 Non-Employee Director's Plan for members of the Board of Directors who are not employees of the Company.

Compensation of Directors

         All directors are also reimbursed for expenses incurred in attending Board of Directors meetings and participating in other activities. In addition, through July 3, 1996, those Directors who were not employees of the Company received $6,082 for their service as a Director. Those directors who served from July 3, 1996 through December 31, 1996 will receive $500 per month for their service as a director.

Employment Contracts

         Harry G. McCoy, Chairman of the Board of Directors and President of the Company, has an employment agreement with the Company covering the period ending January 30, 1998, which by its term is extended thereafter in one-year increments unless either the Company or Dr. McCoy provides written notice to the other party at least ninety (90) days prior to the end of the original term or each renewal period or unless the agreement is otherwise terminated due to death, permanent disability, change in control of the Company or for "cause." The employment agreement provides for an annual salary of at least $167,000 and certain fringe benefits. If Dr. McCoy's employment with the Company terminates during the term of the agreement and within twelve (12) months following a change in control for any of the following reasons (a) involuntarily, other than an involuntary termination on account of misconduct or, (b) voluntarily, following: (i) any reduction in base salary; (ii) any material reduction in health care or retirement benefits; (iii) any relocation to which Dr. McCoy has not agreed to greater than thirty (30) miles; or (iv) any material reduction in the level of responsibility, position, authorities or duties; or (c) voluntarily if the Company or any successor of the Company either announces it will not honor or cause the Company not to honor the terms of the agreement, Dr. McCoy will be entitled to a Severance Award. The Severance Award consists of the following (a) if terminated during the initial two (2) year period of the agreement, a lump sum equal to (i) twenty-four (24) months' base salary; and
(ii) two (2) times the most recent annual bonus paid or payable and, if terminated during a one year renewal period, a lump sum equal the twelve (12) months' base salary; (b) reasonable expenses up to $10,000 incurred in the pursuit of subsequent employment; (c) a lump sum payment of an amount equal to the cost of employee-only coverage for a period of eighteen (18) months under the group health plan maintained by or on behalf of the Company; (d) to the extent an equity award is not fully vested and exercisable on the termination date on account of the relevant change in control, a lump sum payment in an amount equal to the value lost under the equity award; and (e) a lump sum payment equivalent on an after tax basis to the additional amount Dr. McCoy would have had in his 401(k) plan account had he: (i) continued as an employee of the Company for an additional twelve (12) months and (ii) retired at his early retirement date.

         The employment agreement contains a Covenant Not to Compete whereby for a period to terminate on the later of (i) January 30, 1998 or (ii) twelve (12) months after the termination of employment with the Company, Dr. McCoy agrees that he will not, directly or indirectly, either (a) have any interest in (b) enter the employment of, (c) act as agent, broker, or distributor for or advisor or consultant to, or (d) provide information useful in conducting the business of the Company to solicit customers or employees on behalf of the Company to any person, firm, corporation or business entity which is engaged, or which Dr. McCoy reasonably knows is undertaking to become engaged, in the United States in the business of the Company or outside the United States if sales are solicited from customers located in the United States.

         Peter J. Heath, Vice President-Finance, Chief Financial Officer and Secretary of the Company, has an employment agreement with the Company covering the period ending January 30, 1998, which by its term is extended thereafter in one-year increments unless either the Company or Mr. Heath provides written notice to the other party at least ninety (90) days prior to the end of the original term or each renewal period or unless the agreement is otherwise terminated due to death, permanent disability, change in control of the Company or for "cause." The employment agreement provides for an annual salary of at least $110,000 and certain fringe benefits. If Mr. Heath's employment with the Company terminates during the term of the agreement for any of the following reasons (a) involuntarily, other than an involuntary termination on account of misconduct or, (b) voluntarily, if within ninety (90) days after the effective date of a change in control, he will be entitled to a Severance Award. The Severance Award consists of a lump sum equal to the balance of the base salary for the remaining term of the agreement (without any renewal) and an additional lump sum equal to twelve (12) months' base salary.

         One other key employee of the Company, Gary Hemphill, Ph.D., who was a former employee of MEDTOX has an employment agreement comparable to Dr. McCoy's agreement.

Compensation Committee and Decision Making

     The compensation (other than stock options) of executive officers of the Company for 1996 was determined by the Compensation Committee which through July 3, 1996 consisted of Gene E. Lewis, Samuel C. Powell, and Robert J. Beckman. Mr. Lewis and Mr. Beckman resigned as directors of the Company on July 3, 1996. Mr. James D. Skinner, who was the Chairman, President and Chief Executive Officer of the Company through July 3, 1996, participated in deliberations of the Compensation Committee concerning compensation for executive officers other than himself, but Mr. Skinner was not a member of the Compensation Committee. (Mr. Powell has also entered into certain transactions with the Company. See "Certain Relationships and Related Transactions.") The Compensation Committee is currently comprised of James W. Hansen, Miles E. Efron, and Samuel C. Powell.

     Stock options are awarded under the Company's Equity Compensation Plan and Non-Employee Director Plan by a stock option committee consisting of the then non-employee members of the Board of Directors: Samuel C. Powell, Gene E. Lewis, and Robert J. Beckman through July 3, 1996. All non-employee directors were eligible to receive stock options under the Company's 1991 Non-Employee Director Plan, which is a formula plan in accordance with the requirements of Rule 16b-3 under the Securities Act of 1934, as amended.

         The number of shares issuable pursuant to options granted under the Non-Employee Stock Option Plan is determined by dividing the aggregate award of $10,000 by the exercise price of the options, which was the fair market value of the Company's Common Stock on the date of the award.

Report of the Compensation Committee on Executive Compensation

In General

         The Committee has three primary goals for executive compensation at the Company.

o        Retaining good performers,
o        Rewarding executives appropriately for performance, and
o        Aligning executives' interests with those of stockholders.

         Currently, executive pay consists of three elements that are designed to meet those objectives:

o Base salary is paid based primarily on job responsibilities and industry job comparison. The Committee believes that base salaries at approximately industry averages are essential to retaining good performers.
o Stock options, which allow executives to benefit when the market price of the Company's stock increases.
o Bonuses to be paid upon the attainment of certain financial objectives and individual circumstances when warranted.

Following is additional information regarding each of the above elements.

Base Salary

         Base salary increases for executive officers have been modest and consistent with job performance and increases in responsibility.

Bonus

         In 1996, certain executive officers received bonus payments associated with the completion of the acquisition of MEDTOX.

Stock Options

         In 1996 certain of the executive officers received incentive stock options to purchase a total of 225,000 shares. The number of options granted to the executive officers represented one hundred percent (100%) of the total options granted in 1996 to all employees.

Summary

         Currently, the Company's executive compensation program rewards the following elements of performance.

o Individual performance is rewarded through continued employment with the Company.
o Stock price performance is rewarded through increases in the value of previously granted stock options.

         The Committee believes that the current program has been effective in rewarding executives appropriately for performance, retaining good performers, and aligning executives' interests with those of stockholders. While the Committee is satisfied with the current compensation system, it reserves the right to make changes to the program as are necessary to continue to meet its stated goals in future years.

         Benefits also are offered to officers that are not based on performance. Such benefits provide a safety net of protection in the event of illness, disability, death, retirement, etc. Such a safety net is provided to all full time employees of the Company.

Chief Executive Officer Pay

         Amounts earned during 1996 by the Chief Executive Officer, James D. Skinner, who resigned on July 3, 1996, are shown in the Summary Compensation Table. Achievements by the Company during 1996 which were deemed material to the Chief Executive Officer's compensation include the completion of the acquisition of MEDTOX in January 1996. For the year ended December 31, 1996 the Compensation Committee used, in its deliberations on executive compensation, these criteria and other accomplishments.

   Submitted by the Compensation Committee of the Company's Board of Directors

                                Samuel C. Powell
                                Gene E. Lewis (1)
                              Robert J. Beckman (1)

(1) Mr. Lewis and Mr. Beckman resigned as Directors of the Company on July 3, 1996.

Performance Graph.

         The graph shown below is a line presentation comparing the Company's cumulative five-year shareholder returns on an indexed basis with the S&P 500 Index and the S&P Health Care Index for the five-year period commencing on December 31, 1991 and ending on December 31, 1996. The total return assumes that dividends were reinvested quarterly and is based on a $100 investment on December 31, 1991.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS*
                     EDITEK, INC., S&P 500, S&P HEALTH CARE
                     (Performance results through 12/31/96

(Comparative chart appears here.  The plot points are below.)

               1991      1992      1993      1994      1995      1996
EDI            $100.00   $214.11   $ 71.80    $76.92    $58.98    $12.82
S&P 500        $100.00   $107.62   $118.46   $120.03   $165.13   $203.05
S&P HCare      $100.00    $83.76    $76.73    $86.83   $136.92   $165.27

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in EDITEK common stock, S&P 500 Index, and S&P Health Care Index.

* Cumulative total return assumes reinvestment of dividends.
                                                  Source: Frank Russell Company

Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lease Agreement with Dr. Samuel C. Powell

         In July 1986, the Company executed a lease agreement with Dr. Powell providing for a lease to the Company of approximately 16,743 square feet of space at 1238 Anthony Road, Burlington, North Carolina. Since 1986, the Company has expanded the space rented under the lease to approximately 33,000 square feet. Upon the expiration of the original lease, the Company entered into a new lease with Dr. Powell for the same space and at the same base rental rate for a term of one year ending on May 31, 1990. Effective June 1, 1990, the Company has been leasing the space on a month-to-month basis. The Company is currently leasing space at a rate of approximately $10,000 per month. The Company intends to negotiate a new lease with Dr. Powell in the near future. The Company holds certain rights of first refusal to lease additional space in the building if it becomes available (the building contains a total of 42,900 square feet). The total rent paid by the Company to Dr. Powell during the fiscal year ended December 31, 1996 was approximately $122,000. The Company believes the rent amount paid to Dr. Powell is consistent with market rates.

Product Sales to Carolina Biological Supply Company

         During 1996, the Company sold approximately $1,000 of Conventional Biodiagnostic Products to Carolina Biological Supply Company ("CBSC"), a company in which Dr. Powell owns a Six Percent (6%) interest and the remainder of which is owned by Dr. Powell's brother, step-brother and their respective families. All sales of Conventional Biodiagnostic Products to CBSC were on an "arms-length" basis.

Loan to Mr. James D. Skinner

         The provisions of non-qualified stock options granted to Mr. Skinner provide that the Company will lend the funds necessary to exercise such stock options. The loans for this purpose will not exceed a term of 36 months and will bear interest at a rate equal to the prime lending rate of Wachovia Bank & Trust Company, N.A. and will be secured by a pledge of the shares purchased with the proceeds of the loan. During 1988, Mr. Skinner exercised non-qualified stock options exercisable into 13,334 shares of Common Stock at an exercise price of $7.50 per share. At Mr. Skinner's request, the Company loaned $100,000 to Mr. Skinner to be used to exercise such options. The loan was secured solely by a pledge of, and as recourse only with respect to, the shares of Common Stock purchased with the proceeds of the loan. Effective May 3, 1990, the Company modified the loan agreement with Mr. Skinner to defer interest payments on such loan until the date upon which the principal comes due. During 1995 the Company modified the loan agreement with Mr. Skinner to extend the maturity date of the loan to September 10, 1996. The outstanding balance of such loan as of December 31, 1995, was $100,000, excluding accrued interest thereon. On July 3, 1996, the Company accepted the resignation of Mr. Skinner from his positions with the Company. As part of the agreement reached with Mr. Skinner, the Company forgave the principle and interest due on the loan. In return, the Company received the 13,334 shares that were issued to Mr. Skinner.

Morgan Capital, LLC

         David Bistricer and Alex Bistricer, two current Directors of the Company, are principal partners in Morgan Capital, LLC ("Morgan") an investment company. Morgan currently owns 3,308,727 shares of Common Stock of the Company which represents 6.8% of the issued and outstanding Common Stock of the Company at March 15, 1997. Morgan received the Common Stock upon the conversion of shares of the Company's Series A Preferred Stock which Morgan purchased in January 1996.

             AMENDMENT TO CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY FROM EDITEK, INC. TO MEDTOX SCIENTIFIC, INC.


         The Board of Directors has approved an amendment to the Company's Certificate of Incorporation to change the name of the Company. The Company adopted the name of EDITEK, Inc. in 1992 to better recognize that the Company's technology could be applied to a wide variety of markets rather than a specific market as the former name of the Company, Environmental Diagnostics, Inc. would suggest. As a result of the acquisition of MEDTOX in January, 1996, the operations and revenues generated from MEDTOX now constitute approximately 90% of the Company's total revenues. Accordingly, the Board of Directors has chosen the name MEDTOX Scientific, Inc. for the Company. The Board of Directors believes that the MEDTOX name has associated with it an excellent reputation in its industry and in the investment community as a result of the Company's acquisition of MEDTOX.

         Accordingly, the Board of Directors has proposed that article FIRST of the Company's Certificate of Incorporation be amended to reflect the name of the Company as MEDTOX Scientific, Inc.


         The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting is required to approve the amendment.

         The Board of Directors recommends a vote FOR the proposed amendment to the Certificate of Incorporation.

                           RELATIONSHIPS WITH AUDITORS

         The firm of Ernst & Young, LLP independent accountants, has audited the financial statements of the Company for the year ending December 31, 1996. Ernst & Young has audited the Company since 1984. It is expected that representatives of Ernst & Young will be present at the Annual Meeting. Such representatives will have any opportunity to make a statement at the meeting if they desire and are expected to be available to respond to appropriate questions.

                          OTHER BUSINESS OF THE MEETING

         Management is not aware of any matters to come before the Annual Meeting other than those stated in the Proxy Statement. However, inasmuch as matters of which management is not now aware may come before the meeting or any adjournment thereof, the Proxies confer discretionary authority with respect to acting thereon, and the persons named in such properly executed Proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such Proxies (in the form enclosed) in time for voting, the shares represented thereby will be voted as indicated thereon and in the Proxy Statement.

                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS


         Any proposal, relating to a proper subject, which a Stockholder may intend to present for action at the 1997 Annual Meeting of Stockholders, and which such Stockholder may wish to have included in the company's proxy materials for such meeting, in accordance with the provisions of Rule 14a-8 promulgated under the Exchange Act, must be received in proper form by the Company addressed to Mr. Richard J. Braun, Chief Executive Officer, and sent by registered mail, return receipt requested, and received at the Company's principal executive office at 1238 Anthony Road, Burlington, North Carolina 27215, not later than December 1, 1997.



                                         By order of the Board of Directors,

                                         HARRY G. McCOY
                                         Chairman of the Board
                                         and President


Burlington, North Carolina
March 31, 1997



COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THE PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO THE SECRETARY, EDITEK, INC., 1238 ANTHONY ROAD, BURLINGTON, NORTH CAROLINA 27215.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at 75

Park Place, New York, New York 10007, and the John C. Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon request and payment of the prescribed fees. The Commission maintains a web site that contains reports, proxy and information statements, and other information regarding issues that are filed electronically with the Commission. The address of the web site is HTTP://WWW.SEC.GOV.

         The Company's Common Stock is listed on the American Stock Exchange (the "AMEX"), and reports, proxy statements and other information filed by the Company can be inspected at such exchange.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, each of which was previously filed by the Company with the Commission pursuant to Section 13 of the Exchange Act, are incorporated herein by reference:

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the Annual Meeting of Shareholders to which this Proxy Statement relates shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying Proxy Statement Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.


         The Company will provide without charge to each person to whom a Proxy Statement is delivered upon written or oral request of each person, a copy of any documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Proxy Statement) incorporates. Requests for such copies should be directed to EDITEK, Inc., Attention: Secretary, 1238 Anthony Road, Burlington, North Carolina 27215, (910) 226-6311.

                                                                     APPENDIX A

                                  EDITEK, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 8, 1997

           This Proxy is Solicited on Behalf of the Board of Directors


         The undersigned stockholder of EDITEK, Inc. (the "Company") hereby appoints Harry G. McCoy and Richard J. Braun, and each or either one of them, the true and lawful attorneys, agents, and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of EDITEK, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Sheraton Minneapolis Metrodome, located at 1330 Industrial Blvd. Minneapolis, Minnesota on or about Thursday, May 8, 1997, at 10:00 A..M., Central Time, and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, for the following purposes:

                 (Continued and to be signed on the other side)

Please mark your
votes as in this
example

For      Withheld                                   FOR     AGAINST     ABSTAIN
[ ]      [  ]                                       [ ]     [  ]        [  ]

Nominees: Harry G. McCoy, Samuel        2.  The adoption of an Amendment
          C. Powell, Richard J. Braun,      to the Certificate of Incorporation
          James W. Hansen, Louis            as set forth in the Proxy Statement.
          Perlman, and Miles E. Efron
                                        3.  Considering and acting upon any
1. Election of                              other matters which may properly
   Directors                                come before the meeting or any
                                            adjournment thereof.

For, except vote withheld from the following nominees:


[ ] Please check box if you intend to attend the meeting in person.

This Proxy will be voted for the choices specified. If no choice is specified with respect to the election of Directors, this Proxy will be voted FOR the election of the Directors listed. If no choice is specified for Proposal 2, this Proxy will be voted FOR Proposal 2.


The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated March 31, 1997.


PLEASE MARK, SIGN, DATE AND MAIL  THIS PROXY IN THE ENVELOPE PROVIDED.

SIGNATURE(S)                                                 Dated:______, 1997

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, please give your full title as such.